Exhibit 99.2

FOR IMMEDIATE RELEASE
For More Information Contact:
Sandy Moll
Chief Operating Officer
Team Financial, Inc.
(913) 557-4311, ext. 2155
sandym@teamfinancialinc.com

TEAM FINANCIAL, INC. ANNOUNCES CEO RESIGNATION

Paola, Kansas, September 2, 2008 - Team Financial, Inc. (TFI) today announced that its Chief Executive Officer (CEO), Robert J. Weatherbie, resigned effective September 1, 2008.  In addition, he resigned from all positions with the Company and its subsidiaries.  Directors of the Company and its subsidiaries will enact the succession plan to assist management in running the Company and its subsidiary banks while they actively search for a replacement.

Connie Hart, TFI Chairman of the Board of Directors, on behalf of the Company stated, “We extend our gratitude to Bob for his contributions to the Company and the communities we serve.  Bob was instrumental in growing the Company from a small, local bank into a regional, publicly traded institution.  I have a great deal of confidence in our existing Board of Directors and committed employees.  I’m convinced that our continued focus on efficiencies and profitability will result in increased shareholder value as well as make us a stronger organization.”

Mr. Weatherbie joined TeamBank, N.A., formally known as Miami County National Bank, in April 1973 and was promoted to TFI Chairman of the Board and director in May 1986.  He became CEO of TFI in September 1995 and in January 2004, Mr. Weatherbie was appointed President and Chief Executive Officer of TeamBank, N.A.  Mr. Weatherbie commented, “I am proud to have been associated with this organization for over 35 years.  I have many fond memories of the customers and employees and wish them the very best.”

Team Financial, Inc. is a bank holding company with $807 million in total assets.  It is publicly traded and listed on the NASDAQ under the symbol of TFIN.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area and in Colorado Springs, Colorado. The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services. For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 800-880-6262.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adverse changes in results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the economic conditions in areas the Company’s borrowers are located, risks associated with the adverse effects of governmental regulation,  changes in regulatory oversight, interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.